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                                                           OMB APPROVAL
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                    Under the Securities Exchange Act of 1934



                          Opinion Research Corporation
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                                (Name of issuer)


                    Common Stock, par value $0.01 per share
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                         (Title of class of securities)


                                   683755102
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                                 (CUSIP number)


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Check the following  box if a fee is being paid with this  statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)



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CUSIP No. 683755102                  13G


________________________________________________________________________________
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Michael R. Cooper
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION


     United States of America
________________________________________________________________________________
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           3,481
               _________________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          None
               _________________________________________________________________
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         3,481
               _________________________________________________________________
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            None
________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON


     3,481
________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     .063%
________________________________________________________________________________
12   TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________


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Item 1.

     (a)  Name of Issuer:


           Opinion Research Corporation

     (b)  Address of Issuer's Principal Executive Offices:

            23 Orchard Road
            Skillman, New Jersey 08556

Item 2.

     (a)  Name of Person Filing:


            Michael R. Cooper


     (b)  Address of Principal Business or, if None, Residence:

            44 Copper Vail
            Princeton, New Jersey 08540

     (c)  Citizenship:


            United States of America

     (d)  Class of Securities:


            Common Stock

     (e)  CUSIP Number:


            683755102

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

     (a)  [_]  Broker or Dealer registered under Section 15 of the Act

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act

     (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Act

     (d) [_] Investment Company registered under Section 8 of the Investment Company Act

     (e) [_] Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940

     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

     (g)  [_]  Parent   Holding    Company,    in   accordance    with   Section
               240.13d-1(b)(1)(ii)(G)



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     (h)  [_]  Savings  Association  as defined in Section 3(b) of the Federal
               Deposit Insurance Act

     (i) [_] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 809-3)

     (j)  [_]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


Item 4.  Ownership


     (a)  Amount Beneficially Owned:  3,481


     (b)  Percent of Class: .063%


     (c)  Number of shares as to which such person has:

          (i)   Sole Power to Vote:  3,481

          (ii)  Shared Power to Vote:  -0-

          (iii) Sole Dispositive Power:  3,481

          (iv)  Shared Dispositive Power:  -0-


Item 5.  Ownership of Five Percent or Less of a Class

         This Schedule 13G is an exit filing. The reporting person owns less than one percent of the outstanding shares of common stock.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         N/A


Item 8.  Identification and Classification of Members of the Group

         N/A


Item 9.  Notice of Dissolution of the Group

         N/A


Item 10.  Certification

         N/A

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             January 29, 2001
                                        ----------------------------------------
                                                        Date


                                            /s/ Michael R. Cooper
                                        ----------------------------------------
                                                      Signature


                                            Michael R. Cooper
                                        ----------------------------------------
                                                        Name


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